Winthrop Realty Trust
Second Quarter 2009
Earnings Conference Call

Date:  Thursday, August 6, 2009
Time:  2:00 pm Eastern Time

Operator
Good day, everyone, and welcome to the Winthrop Realty Trust Second Quarter 2009 Earnings Conference Call.  At this time, all participants are in a listen-only mode. A question-and-answer session will follow management’s formal presentation. [Operator Instructions]. As a reminder, this conference is being recorded.

For opening remarks I’d like to turn the call over to your host Beverly Bergman, Vice President and Director of Investor Relations for Winthrop Realty Trust.  Thank you Ms. Bergman, you may begin.

Beverly Bergman
Thank you Joe.  Good afternoon everyone and welcome to the Winthrop Realty Trust Conference Call to discuss our second quarter 2009 financial results.

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With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Carolyn Tiffany, President; Tom Staples, Chief Financial Officer and other members of the management team.

•	A press release was issued this morning, August 6th, and will be furnished on a Form 8-K with the SEC.

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These documents are available on Winthrop’s website at www.winthropreit.com in the Investor Relations section. Additionally we are hosting a live webcast of today’s call, which you can access in the site’s News and Events section.

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At this time, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

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Although Winthrop believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Winthrop can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time-to-time in Winthrop’s filings with the SEC. Winthrop does not undertake a duty to update any forward-looking statements.

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Please note that in the press release Winthrop has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements.  This can be found in the FFO table of the press release.

•	I’d now like to turn the call over to Michael Ashner for his opening remarks. Michael?

Michael Ashner
Thank you, Beverly.
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Good afternoon, everyone, and thank you for joining us on our conference call. Today, Winthrop announced financial results for the second quarter.  By now, you should have all received a copy of our earnings press release.

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During the first two quarters of 2009 we focused our efforts primarily on addressing balance sheet issues relating to our legacy investments and investing our capital into a distressed and uncertain market opportunistically.  Toward that end, we made a substantial investment in, and have capitalized on, the market mispricing of senior REIT equity and debt securities during the first half of 2009 and purchased two whole loans which were re-structured to provide superior risk adjusted returns.  These investments incorporate our view that due to ongoing uncertainties affecting real estate performance, it is incumbent that our investments be structured with a current coupon whenever possible.

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We believe that the prior dislocation in the REIT equity markets has largely subsided as a result of the $16 billion re-equitization occurring during the second quarter, which to a significant extent, alleviated the market’s concern regarding leverage issues affecting publicly traded REITs.  We are of the mind, however, that the real estate markets will continue to struggle as all owners deal with tenant rent roll down, increasing operating expenses, lower leverage and substantially more expensive capital.  We will monitor the pricing of REIT securities throughout the capital stack and will pursue investments as we identify opportunities.

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We have continued to manage our legacy assets mindful of the aforementioned deterioration of the credit and capital markets as well as the real estate markets themselves.  As Carolyn will detail further, as part of this effort, we recently restructured our investment in Marc Realty pursuant to which we effectively transferred our interest in several suburban Chicago properties and in exchange, received an increased overall interest in five downtown Chicago properties which we consider to be opportunities with a lower risk profile, a better return potential and are more aligned with our present investment strategy.

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In light of the continued deterioration in the markets and the non-controlling nature of our investment and the short-term obligations of Concord to its repurchase lenders, we believe that there has been further significant decline in the fair value of our investment in the platform and such decline is not temporary.  Consequently, we have written our investment in Concord to $0. I want to emphasize however, that we intend to continue to actively manage the platform so as to maximize any recovery for Winthrop and its partners.

•	With that, I will now turn the call over to our Chief Financial Officer, Tom Staples, to review Winthrop’s financial results. Tom?

Tom Staples
Thank you Michael.

Good afternoon everyone.  I will be providing an overview of Winthrop’s financial results as well as a review of our business segments.  Please note that all per share amounts are on a fully diluted basis unless otherwise stated and reflect the November 2008 one for five reverse stock split.

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For the quarter ended June 30, 2009, the Company incurred a net loss of $71.2 million or $4.50 per common share compared with a net loss of $24.1 million or $1.65 per common share for the quarter ended June 30, 2008.

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The increase in the loss for the quarter ended June 30, 2009, was primarily the result of increased losses from our equity investments of $60.0 million and losses on our preferred equity investment in Marc Realty of $3.2 million, which were partially offset by a $12.6 million unrealized gain on our REIT securities carried at fair value.  The increased losses from our equity investments consisted of a loss related to Lex-Win Concord of $81.6 million.  The restructuring of our Marc Realty portfolio resulted in losses from our preferred equity investment of $4.3 million as well as a $1.5 loan loss for the three months ended June 30, 2009.  These results compare to a loss of $20.9 million from Lex-Win Concord and a loss of $900,000 from the Marc Realty portfolio for the three months ended June 30, 2008.

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For the six months ended June 30, 2009, the net loss was $93.6 million or $5.92 per common share, compared with a net loss of $17.7 million or $1.26 per common share for the six months ended June 30, 2008.

•	The decrease from the comparable six month period was primarily due to the same factors that negatively impacted net income for the three month period.

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Total FFO for the second quarter of 2009 was a negative $68.3 million, or a loss of $4.32 per common share, compared with FFO loss of $21.1 million, or $1.45 per common share for the second quarter of 2008.

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FFO for the six months ended June 30, 2009 was a negative $87.6 million, or a loss of $5.54 per common share, as compared with FFO of $11.8 million, or $0.84 per common share for the six months ended June 30, 2008.

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Excluding items that affect comparability, FFO for the second quarter of 2009 would have been $6.1 million or $0.35 per common share as compared with FFO of $7.8 million or $0.42 per common share for the second quarter of 2008.  Similarly, excluding the items that affect comparability, FFO for the six months ended June 30, 2009 would have been $14.0 million or $0.80 per common share as compared with $15.6 million or $0.86 per common share for the six months ended June 30, 2008.  The decrease in AFFO for the three months ended June 30, 2009 is due to decreased funds from property operations of $700,000, decreased funds from Lex-Win Concord of $2.9 million and higher general and administrative expenses of $400,000, partially offset by increased funds from our REIT equity investments of $2.4 million.

I will now discuss our operating results by business segment.

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With respect to Winthrop’s operating properties business segment, net operating income was approximately $7.3 million for the three months ended June 30, 2009, compared with approximately $8.1 million for the three months ended June 30, 2008.  The decrease in net operating income resulted from a $546,000 decrease in rents and reimbursements due to: a $386,000 decrease in rental income from our Finova portfolio as a result of the restructuring and extension of the BellSouth net lease agreement; a $189,000 decline in parking revenue at our Ontario, Illinois property; and, a $92,000 decrease due to reduced occupancy at one of our Lisle, Illinois properties.  These decreases were partially offset by increases of $66,000 and $54,000, at our River City and Creekwood Apartments properties, respectively, due to increases in occupancies for the three months ended June 30, 2009.

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With respect to Winthrop’s loan assets and loan securities business segment, a net loss of $85.9 million was incurred for the three months ended June 30, 2009 compared with a net operating loss of $21.5 million for the three months ended June 30, 2008.  This decrease in net operating income was primarily due to a $28.9 million increase in equity loss from Lex-Win Concord and an impairment charge taken in accordance with APB 18 of $31.7 million.  The net operating loss at Lex-Win Concord, of which the Trust’s share is 50%, was the result of a $27.6 million impairment loss on real estate debt investments held for sale, a $39.0 million increase in the provision for loss reserves on real estate debt investments, a $16.5 million realized loss on the sale of real estate debt investments held for sale and $9.6 million collateral support agreement obligation related to the previously sold Macklowe mezzanine loan. These charges were partially offset by a $42.8 million decrease in impairment loss on available for sale securities.

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The loan asset and loan security business segment was also negatively impacted by a $5.8 million restructuring charge on our Marc Realty portfolio in May 2009, which Carolyn will discuss in more detail.  As part of the restructuring, we transferred all of our interest and loans receivable in three properties, decreased our investment from 60% to 50% in three properties and increased our ownership in eight properties from 49% to 50%.  There was no gain or loss recognized on the properties in which we increased our interest.  This restructuring effectively eliminated a $12.5 million deferred return due to the Marc Realty principals.  Unfortunately, GAAP did not allow us recognize any gain as a result of the increased equity we received in the form of the elimination of the deferred returns to Marc Realty.

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The modification does not apply to the five suburban properties for which we had previously reserved, as discussed in our last call, one of which, the Lansing property, was foreclosed upon in May 2009.  The remaining four properties we expect to be foreclosed upon in the near term.

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With respect to our REIT securities business segment, net operating income was $16.7 million for the three months ended June 30, 2009, compared with a net operating loss of approximately $1.1 million during the prior year period.  The increase in net operating income was the result of a $12.6 million unrealized gain on securities carried at fair market value as a result of a recovery in market value during the quarter, a $2.7 million gain on sale of securities and a $1.4 million increase of interest and dividend income received from our REIT security investment portfolio.

•	At June 30, 2009, Winthrop held REIT securities with an aggregate fair value of $53.9 million, compared with $36.7 million at December 31, 2008.

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At June 30, 2009, Winthrop had cash, cash equivalents and restricted cash of $29.3 million, compared to a balance of $73.6 million at December 31, 2008.  This decrease was mainly the result of the acquisition of our own Series B-1 Preferred Shares for $19.1 million, the purchase of REIT securities for approximately $29.2 million and the acquisition of two first mortgage loans for $44 million. The Trust also received cash from sales of REIT securities of approximately $16.8 million to offset some of these cash outlays.

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Lastly, concerning dividends, Winthrop Realty paid a regular quarterly cash dividend of $0.25 per common share for the second quarter of 2009 which was paid on July 15, 2009.  Winthrop Realty has declared a $0.25 per common share cash dividend for the third quarter of 2009 which will be paid on October 15, 2009 to holders of record on September 30, 2009.

Now, I’ll turn the call over to Carolyn Tiffany.  Carolyn?

Carolyn Tiffany
Thank you, Tom.

Good afternoon.

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First, I’ll discuss the Trust’s preferred equity investment in Marc Realty.  As we’ve discussed in previous calls, the suburban properties have experienced more difficulty in the leasing market, while downtown Chicago remains strong for our assets.  During the second quarter, we worked towards improving our position in our Marc Realty portfolio and in July, we restructured this investment. This integrated transaction was strategic in that, in its simplest terms, as Michael mentioned, we exchanged our interest in several Chicago suburban properties which will require a longer-term investment hold and will have future capital needs with riskier potential returns, for an increased overall interest in downtown Chicago which we believe offers a superior risk adjusted return.

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Specifically, we eliminated from the venture’s distribution waterfall calculation $12.5 million of accumulated deferred returns due to Marc Realty on its equity.   In exchange, effective May 1, 2009, we transferred our entire interest in three suburban properties and one downtown property.

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We also made an additional aggregate advance of $684,000 to affect the equalization of interests to 50%-50% between our preferred equity investment and the Marc Realty principals’ deemed equity in all but one of the remaining properties, for which we continue to own a 70% interest.  As a result, in eight downtown properties, our interest was increased, and in three suburban properties the interest was decreased in order to achieve equalization.   Distributions from these properties will now be made pari-passu.

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As of June 30, 2009, after giving effect to the restructuring, we have a carrying value of our preferred equity investment of $44.6 million, representing 13 properties.  We also had tenant/capital improvement loans with a net carrying value of $16.3 million.

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While the restructuring required us to take charges against earnings and reduce our carrying value, we believe that we will more than recover these amounts through the increased equity in the downtown properties and will ultimately receive proceeds in excess of our carrying value.

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Turning to Concord, in response to our view of existing market conditions, including accelerating CDO and CMBS rating downgrades, the lack of available financing, the short-term nature of Concord’s repurchase agreement financing, an overall lack of clarity on future recovery of the underlying collateral in these assets and most fundamentally, the non-controlling nature of our investment in the platform, we assessed whether the fair value of the Company’s equity investment in Concord was below the carrying value.  Considering these factors, along with Inland’s failure to satisfy its $24 million capital call obligation and the expectation that there will not be any distributions received in the near future, we determined that the fair market value of the Company’s investment in Concord should be reduced to $0.  While we have determined that the decline in the fair value of our investment in Concord is other than temporary, the write down of our investment in Concord to $0 for financial statement purposes should not convey to investors that we and our partners have ceased working to recover any equity.  On the contrary, we continue to manage our investment in Concord, work with its lenders and our partners, to seek any potential recovery.

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During the quarter, the Trust acquired from Concord for $38.5 million, a $73.8 million first mortgage loan secured by an office building located at 160 Spear Street, San Francisco.  The loan bears interest at a rate of 6.48%. The borrower has the right to prepay the loan at any time for a discounted payoff amount of $50 million plus any additional advances made by us to the borrower.  We have agreed to make additional advances to the borrower in equal quarterly installments of $600,000 over the next two years up to a maximum of $4.8 million provided the loan is not in default.  The additional advances will bear interest at a rate of 15% and will be secured by the property.

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On July 14, 2009, we sold a $35 million 9.75% A Note at par secured by this property.  The initial funding for the acquisition of this loan was made using our line of credit with Keybank.  Prior to the end of the quarter, we paid off the line with cash on hand and proceeds from a $19.8 million loan on our securities.   In July, upon the sale of the note, we repaid this loan.  The return on our remaining investment, assuming the borrower exercises the discounted payoff option at the expiration of the four years and draws down the full $4.8 million, is projected to be 56%.

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On June 1, 2009, we acquired from Concord for $5.5 million, a $7.2 million first mortgage loan secured by a small office complex in Phoenix, Arizona.  The loan bears interest at a rate of 9.8375%.  The borrower has the right to prepay the loan at any time for a discounted payoff amount of $5.5 million, which if exercised, will yield a 12.5% return.

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Winthrop’s three Sealy venture properties, comprising a total of about 2.1 million rentable square feet, had a blended occupancy rate of 86% at June 30, 2009 compared with 90% at June 30, 2008.  For the first six months of 2009 we received distributions of $655,000 from these investments.  These properties have begun to experience some negative impact from the economic downturn primarily with respect to lease renewals and we are monitoring the performance of the assets closely.

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Winthrop’s consolidated portfolio had a blended occupancy rate of 90% at June 30, 2009 compared to 96% at June 30, 2008.  The decline in occupancy at June 30, 2009 is primarily the result of the May 2009 loss of a tenant that leased approximately 285,000 square feet of space at our Jacksonville, Florida property.  The average occupancy rate for the six months ended June 30, 2009 was 95%.  Our consolidated portfolio consists largely of net lease properties, notably the portfolio of net lease properties acquired from Finova in 2004.

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These properties have generally performed as underwritten and with the extension of the Bell South lease this quarter and the prior year extension of the Siemens lease, we have improved the long-term value considerably.  Our 1 million square foot Churchill, Pennsylvania property is subject to a lease with Viacom.  The lease is scheduled to mature in December 2010.  We have advised Viacom that given the current poor physical condition of the property, should they elect to vacate, we will seek to recover the costs necessary to bring the property to conditions required under its lease.  Viacom is not required to provide notice of a renewal until December of this year.

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As we discussed on our call in May, our view that the market had mispriced REIT senior equity and debt securities proved accurate.  We had significant unrealized gains in the second quarter as the market re-priced and we expect that we will divest of these investments as we identify new opportunities as Michael discussed earlier.

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With respect to the right side of our balance sheet, inclusive of extension rights, none of our loans are scheduled to mature in 2009.  As of June 30, 2009 there is approximately $2.9 million of scheduled principal payments on mortgage loans remaining in 2009.  The remaining balance of approximately $223.8 million is scheduled to be paid down or mature in 2010 or later.

With that, let’s open it up to questions.  Operator?

Operator
Thank you.  We will now conduct the question and answer session. [Operator Instructions].

Operator:  [Operator Instructions]. The first question is from Leon Cooperman with Omega Advisors. Please go ahead with your question.

<Q – Leon Cooperman>: Thank you very much, I appreciate the call. Just like to make one technical correction to your release. When you talk about Concord you say the continued deterioration of the credit markets, best I can tell there has been a fairly massive rally in the credit markets, I guess they were not properly positioned, properly financed, but let me get to my questions, do you think the recurring cash flow from operations will support the present dividend? Question one.

And question two, if you look at your balance sheet and the carrying value of the various assets, do you think the book value is indicative of the underlying values held by the company or is the book value understating somewhat the underlying – the value of the businesses? Thank you.

<A – Carolyn Tiffany>: I’ll take your question, with respect to the dividend, as we’ve always said we have – we base our dividend based on what we believe our recurring cash flow can sustain, of course it’s up to our Board of Trustees, but that is – that is and has been our position and we have always endeavored and we’ll continue to endeavor to do that.

With respect to your question on the balance sheet, as I mentioned in my portion of the call here, we believe that the carrying value of the Marc Realty properties that ultimately we will receive proceeds in excess of that, largely due to our equity interest in the downtown properties. Obviously our securities are held at market value and that is what it is, but again as I mentioned in the call with respect to some of the Finova properties, we’ve extend the leases that we believe improves the value to what we paid. I guess the one issue that we raised that remains to play out, it relates to the Churchill property, which is currently on our books for $21 million and we are waiting to see what Viacom does and once we do know that we’ll have a better sense.

<A – Michael Ashner>: If I can weigh in on question 1B, I think we sell at a discount – I think we – our stock is priced at a discount NAV, that’s my view point.

<Q – Leon Cooperman>: Got you. And in terms of the dividend, I understand what you said but, I guess implicitly in the question was do you anticipate that your cash flow from recurring operations will allow you to sustain the present dividend? I understand that dividend will be a function --

<A – Michael Ashner>: At this stage, as I look at things today, the answer is yes. But the concern I think all have to keep in mind is that real estate operations at all – for everyone’s properties are strained to say the least, so we have to monitor it every quarter, we project out based on every quarter.

<Q – Leon Cooperman>: Got you. Thank you, good luck.

<A – Michael Ashner>: Thank you much.

Operator:  [Operator Instructions]. The next question is from David Fick with Stifel Nicolaus. Please go ahead with your question.

<Q – David Fick>: Good afternoon, I would never be one to debate with someone as astute as Mr. Cooperman on an earnings call. However, with respect to question 1A, clearly the credit markets have deteriorated, the availability of capital has not, but loans continue to go bad at an extraordinary pace and an accelerating pace in commercial real estate across the board. So that’s my comment. Can you – a couple of details first before we get to Concord, the increase in CapEx can you talk about that compared to the first six months of 2009? And what should we think about that going forward?

<A – Thomas Staples>: The increase in the capital expenditures for the six months this year primarily relates to our Chicago property, we call River City and there has been a large increase in the occupancy there over the past six months.

<A – Michael Ashner>: What I would add to that, David and I am sure you’re not unaware of it, that tenant rollover demand has resulted in increased TI, CapEx and leasing costs across the board in our spectrums of real estate right now. So – while Tom is accurate in pointing the specific increase in occupancy of River City, I would anticipate that – I expect to see higher TI and CapEx costs, at least in the near term.

<Q – David Fick>: And so what kind of pace should we be allocating on our models over the next 12 months? And I would challenge that a little bit, Michael because what we’re hearing is a lot of tenants are staying in place, essentially for no CapEx, no TI, no leasing commissions in the absence of wanting to move in all the expense that that entails and so from most --

<A – Michael Ashner>: Well, I don’t have at hand the detail of what we project the TI and CapEx. I think, Tom may have that, maybe we can make that available to you.

<Q – David Fick>: Okay.

<A – Michael Ashner>: I would question, in fact I would question whether or not that’s a true statement, that as I discern the earnings statements, earnings reports that I’ve been looking at, I see while there may be stabilizations in rents or small declines in rents, that’s across the board. I see all of the office REITs having increased costs on their rollovers. I don’t see anyone has a decrease.

<Q – David Fick>: Suburban office REITs we’re seeing that is a trend, but okay, we’ll have that debate offline. Moving to Concord and I guess a little bit, Marc, you said that cash flows curtailed, do you anticipate any cash flow out of year of those in the next three to four quarters and what was your cash flow year-to-date out of Concord?

<A – Michael Ashner>: In Concord?

<Q – David Fick>: Yeah.

<A – Michael Ashner>: We’ve taken no cash flow out and I don’t anticipate that we will any cash flow that’s generating cash flow we’ll reserve for issues that may arise with respect to Concord and its assets in the future. We’re not – except with respect to one repurchase lender I don’t think we have any cash traps and we don’t expect any but the cash is being husbanded for whatever needs of that company, that platform requires. With respect to Marc Realty, no we do expect cash flow and we received, I don’t know, Tom, how much did we received from Marc Realty year-to-date, first six months?

<A – Thomas Staples>: About $3 million, Michael.

<A – Michael Ashner>: Yeah, we continue to expect to be paid distributions from the Marc Realty properties.

<Q – David Fick>: Okay. And with respect to the Inland claim and their obligation which was not funded there. At one point, I think you guys were discussing a settlement with them, what is the status of that?

<A – Michael Ashner>: Presently there are no settlement discussions underway. I am hopeful and optimistic that reasonable minds will resolve their differences.

<Q – David Fick>: And where do you stand in terms of any court action, what’s the timing there?

<A – Michael Ashner>: We filed our answer, but I don’t know when this is, I don’t know when we anticipate going to trial. There’s been no schedule date that I am aware of, as and when for a trial date.

<Q – David Fick>: Do you have any forward-funding obligations with respect to either Concord or Marc?

<A – Michael Ashner>: With respect to, neither, we don’t have any forward funding obligations, I’m aware of.

<Q – David Fick>: Okay. And you don’t expect--

<A – Michael Ashner>: Whitman doesn’t have any forward funding obligations, no.

<Q – David Fick>: All right. And you’re not going to provide any short-term capital if these guys get into a bind, a cash flow bind?

<A – Michael Ashner>: No, but we may well that’s entirely accurate we may, if we determine that we can have, we can be provided with adequate collateral, we might consider doing that with respect to Concord. And with respect to Marc Realty, we do – we have agreed to go to Marc Realty partners, that’s – what’s it, how much have we agreed to each party to provide on an ongoing basis, remaining cash we restructured for TI and CapEx, Carolyn?

<A – Carolyn Tiffany>: 14 million’s been....

<A – Michael Ashner>: About 7.5, how much have we agreed we’ll continue to, seven million, I think the number is. Last year $7 million which is about $4 a square foot.

<Q – David Fick>: Okay. And the loan that you bought from Concord at a discount this quarter, obviously you offered that to your partners in Concord pari passu and they declined, would you see yourself perhaps doing anymore just kind of acquisitions out of the adventure or is that a one-time thing?

<A – Michael Ashner>: I wouldn’t be surprised if we did more.

<Q – David Fick>: Okay. And you will also I guess have to offer participation to your partners?

<A – Michael Ashner>: Obviously.

<Q – David Fick>: Okay. The Macklowe loan, how would you assess your current potential liability there and how do you assess the state of that loan today?

<A – Michael Ashner>: Within Concord?

<Q – David Fick>: Yes.

<A – Michael Ashner>: Obviously, Winthrop has no liability with respect to the Macklowe obligation ...

<Q – David Fick>: I understand.

<A – Michael Ashner>: Deutsche Bank has basically submitted a bill to GE, KeyBank and ourselves. The bill they sent to us was $9 million, that was sent to Concord. We believe that there is little or no financial exposure to Concord with respect to that, that item.

<Q – David Fick>: Okay. And lastly, the status – if you could just, Carolyn, elucidate a little bit more on the Churchill and where you are in conversations with Viacom with respect to the clean-up obligations that they would have there and the potential return of that land and buildings?

<A – Carolyn Tiffany>: Well we had reached out to Viacom to obviously to proactively look at what they were doing and get an understanding. Some of the property has been sub-tenanted. They at this point are reluctant to really engage in discussions. I think that they are, at this point, evaluating what they need and what their options are. So I really can’t – I wish I had a better answer for you, but at this point, we continue to reach out to them and hopefully we’ll have some information from them sooner rather than later, but as I mentioned they are not obligated to really make any decision until the end of this year.

<Q – David Fick>: Okay. And then lastly the big picture of your overall business plan, we’ve sort of been down in the details and the clean-up of history, Michael, your organization is known for being opportunistic and trying to find opportunity, as you are aware there is a lot of filings that have been going on, the Apollos and many others out there with opportunity funds for, essentially opportunity funds and re-clothing for distressed debt and to originate debt. How do you view the opportunities right now and where do you expect to be deploying capital?

<A – Michael Ashner>: First, I think you need to pull up more closely what these filings are about, some are about, in essence straight debt, just buying debt positions and some are in fact opportunistic. Look, from my standpoint right now, the only place I want to be as pretty much is general rule in the capital stack is discounted debt, that’s pretty much and I wanted to be senior debt. We may start to look at some point, mezzanine debt but that’s where we are, I mean we are – common is not fairly priced, I think whether it be common equity securities are common by way of buying ability.

However, I think there are other opportunities and those opportunities we’re looking at relate to issues of re-capitalizing existing private equity funds, private opportunity funds has been out there. So there is lot of interesting opportunity out there that we’re going to pursue, and I would suspect that you’ll see us focus both on debt side and to some extent, investing in other people’s opportunity funds.

<Q – David Fick>: Okay. So you would do that either --

<A – Michael Ashner>: Legacy. That was on a legacy opportunity funds, yes.

<Q – David Fick>: How about de novo?

<A – Michael Ashner>: Yeah.

<Q – David Fick>: Okay. Thanks.

Operator

At this time there are no further questions.  I will turn the call back over to Michael Ashner for any closing remarks.

Michael Ashner
Again, we thank you all for joining us this afternoon.  As I mentioned earlier, we believe that our balance sheet and liquidity positions Winthrop so that it will not only survive this economic crisis, but allow it to take advantage of the dislocation in the market to make lucrative investments.  As always, we appreciate your continued support and we welcome your input and questions concerning the Company and its business.  If you would like to receive additional information about us, please contact Beverly Bergman at our offices.  You can also find additional information about us on our website at www.winthropreit.com.  In addition, please feel free to contact myself or any other member of management with any questions you may have at your convenience.  I thank you all and have a good afternoon.

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